Exhibit 99.1
Shareholder Bulletin, February 2009
2008 Financial Performance
The Dental Care Plus Group’s financial performance in 2008 remained on track despite a difficult economy, the most intense competition the company’s sales and account management staff can recall, and a particularly price-conscious environment.
One sacrifice was DCPG’s long-time relationship with The Health Alliance, the company’s largest employer group. Fortunately, the company’s commitment to growing membership both in and outside of the home market over the last few years made this loss sustainable.
Although DCPG is confident about managing the environment and even leveraging it to their advantage, the company is taking steps to ascertain risks and to respond to employer concerns about benefit costs.

		Projected FY
	Actual FY 2007	2008**	% Change
Membership	238,100	257,700	9.24%
Dentist Network*	1,972	2,206	10.6%
Premium Revenue	$59,949,897	$66,207,207	10.4%
Claims Expense	$48,152,505	$53,590,135	11.3%
Employees	54	54	0%

*	Net growth after deleting network dentists who retired or no longer practice in the operating territory as well as a few dentists who did not return recredentialing paperwork by year end. ** Unaudited financial results
Economic Realities: The Facts
➢	Every employer has a finite budget for employee benefits. The average employer — as many of you can attest — has actually expanded that budget over the last ten years.

➢	According to several national surveys, employers and employees prioritize benefits in the following order: medical, 401K/pension, dental, other (short and long-term disability, life and vision).

➢	Medical coverage has long accounted for the largest share of the typical benefits budget.

➢	Although dental insurance rates have grown at reasonable, incremental rates over the last decade, medical insurance rates have increased significantly from year-to-year, absorbing a larger and larger piece of the benefits budget.

➢	Most businesses have experienced reductions in revenues from sales or taxes as the economic crisis has expanded. Even those employers who maintained equilibrium in this environment are cautious about increasing expenses.

➢	The DCPG business model has been to sell our products at a premium price, justifying the higher cost by our exceptional service and strong network. The premium price has helped DCPG to remain one of the top-paying dental plans in our operating territory, year after year.

➢	DCPG returns at least 80 cents of every premium dollar to dentists through a combination of reimbursement and withhold return versus the 65 to 67 cents per premium dollar that most carriers return to network dentists. As a result, DCPG expenses are very lean. The only way to significantly increase provider fees and maintain financial balance would be to significantly increase premiums.

➢	The percentage of dental patients covered by managed care plans has risen steadily over the last decade and will likely continue to climb. Employers prefer HMOs and PPOs, and the vast majority of Americans covered by dental insurance obtain that coverage through their employers.
Economic Realities: The Ramifications
➢	DCPG is not in a position to demand steep, unanticipated premium increases of our current clients or to price our products too far above the competition in any market.

➢	Therefore, DCPG has postponed increases to the fee schedule until second quarter in order to better ascertain what the market will bear.

➢	Although DCPG’s service and network continue to add considerable value to the plan, the price is making the product more vulnerable to competition. Competitors have reduced their premiums by pushing dentist fees down and/or passing costs onto the member — often without clearly explaining the formula for doing so or alerting the member to this risk.

DCPG believes there is a better approach and will launch a new product suite in 2009, designed to retain our current business and to aggressively compete for employers currently offering dental coverage through another carrier.

➢	The most steady patients in a good economy are insured patients. They are also the most open to uncovered treatment, such as whitening. In a down economy, insured patients become the core of most practices.

➢	Dentists everywhere are finding it increasingly difficult to opt out of all managed care networks. The key is to select networks where fee schedules are fair and competitive so that dentists can continue to resist — and therefore influence — the market share various carriers enjoy in their communities.

Anthony Cook Appointed To Open Board Position
After shareholders voted in 2008 to retain the board position previously held by Sanford Scheingold, DDS, DCPG board members deliberated carefully and reached a decision to appoint Anthony A. Cook, long-time DCPG CEO and President to fill the vacant board position. It is customary for companies to appoint their CEOs to the board for the duration of his or her employment. The CEO brings business and company-specific expertise to board discussion and decision-making while also clearly communicating and representing board priorities to company employees engaged in day-to-day operations. Cook will be on the slate of board members running for re-election in 2009.
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